UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2020

RADIUS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35726	80-0145732
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

950 Winter Street, Waltham, MA	02451
(Address of principal executive offices)	(Zip Code)

(617) 551-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	RDUS	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

License Agreement with Berlin-Chemie AG

On July 23, 2020, Radius Pharmaceuticals, Inc., a wholly-owned subsidiary of Radius Health, Inc., (collectively, the “Company”) entered into a License Agreement (the “License Agreement”) with Berlin-Chemie AG, a company of the Menarini Group (“Berlin-Chemie”) under which the Company has granted Berlin-Chemie an exclusive license to develop and commercialize products containing elacestrant (RAD1901), a selective estrogen receptor degrader, worldwide. The Company and Berlin-Chemie simultaneously entered into a Transition Services Agreement (the “TSA”), pursuant to which the Company will perform certain services for Berlin-Chemie related to the EMERALD Phase 3 monotherapy study until the earlier of the completion of the contemplated services or the filing with the FDA of a New Drug Application for elacestrant. Pursuant to the TSA, Berlin-Chemie will reimburse the Company for all out-of-pocket and full-time employee costs in performing the services. The Company will continue to incur research and development expenses in support of scale up costs under the TSA.

Berlin-Chemie will be responsible for the development and commercialization of the licensed products pursuant to a development plan and commercialization plan. Under the terms of the License Agreement, the Company will use commercially reasonable efforts to assign to Berlin-Chemie all regulatory filings with respect to elacestrant, and Berlin-Chemie is obligated to use commercially reasonable efforts to develop and commercialize licensed products in each of China, France, Germany, Italy, Spain, the United States and the United Kingdom; provided, however, that the Company will remain responsible for conducting the EMERALD Phase 3 monotherapy study pursuant to the TSA.

Pursuant to the terms of the License Agreement, Berlin-Chemie is required to make an initial license fee payment to the Company of $30 million. The Company is also eligible to receive up to $20 million in development milestone payments and up to $300 million in sales milestone payments, with such payments contingent on the achievement of specified milestones with respect to the licensed products. The Company is also eligible to receive tiered royalties on sales of licensed products at percentages ranging from low to mid-teens, subject to certain reductions. Royalties on net sales will be payable on a product-by-product and country-by-country basis until the latest of the expiration date of the last to expire of the relevant patent rights, the expiration of regulatory exclusivity, or ten years from such first commercial sale.

The License Agreement will continue on a licensed product-by-licensed product and country-by-country basis until the last to expire royalty term. Either party may terminate the License Agreement for an uncured material breach by the other party or upon the bankruptcy or insolvency of the other party. The Company may terminate the License Agreement for certain patent challenges or if no development, manufacture or commercialization activity occurs in any given 24-month period. Berlin-Chemie may terminate the License Agreement at its discretion for any reason by delivering written notice to the Company with 180 days written notice; provided that such termination will not be effective for a period of time after the effective date.

The foregoing description of the material terms of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the License Agreement, a copy of which the Company intends to file, with confidential terms redacted, with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020.

Partial Release and Acknowledgement Agreement with MidCap Financial Trust

On July 23, 2020, the Company entered into a Partial Release and Acknowledgement Agreement (the “Release Agreement”) with MidCap Financial Trust (“MidCap”). Pursuant to the Release Agreement, MidCap has agreed to release its security interest on certain assets of the Company that are licensed to Berlin-Chemie pursuant to the License Agreement.

The foregoing description of the material terms of the Release Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Release Agreement, a copy of which the Company intends to file, with confidential terms redacted, with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020.

Item 8.01.	Other Events.

On July 23, 2020, the Company issued a press release announcing its entry into the License Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated July 23, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIUS HEALTH, INC.

Date: July 23, 2020	By:	/s/ Kelly Martin
	Name:	Kelly Martin
	Title:	President and Chief Executive Officer

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